Exhibit 3.318

OPERATING AGREEMENT

OF

BALLY’S GRAND PROPERTY SUB I, LLC

1. General. This Operating Agreement (this “Agreement”) of BALLY’S GRAND PROPERTY SUB I, LLC, a Nevada limited liability company formed by the filing of Articles of Organization with the Secretary of State of Nevada on February 28, 2014 (“Articles”), is entered into by the undersigned, being all of the members of the Company. The members agree to conduct the Company’s affairs in a manner consistent with the Nevada Limited Liability Company Act, as amended (“Act”), the Articles and this Agreement. In the event of any conflict between this Agreement and the Act, this Agreement shall control to the extent permitted by law, including with respect to those matters requiring approval of the members.

2. Term. The duration of the Company shall be perpetual unless the Company is earlier dissolved as provided for by law, the Articles, or by agreement of members holding membership interests totaling more than 50% (a “Majority of the Members”).

3. Management by Members. The Articles provide for management of the Company by a Managing Member (the “Managing Member”). This Agreement specifies those matters requiring approval of the members and the authority of the Managing Member with respect to the management of the Company. Any act or transaction that requires the approval of the members under this Agreement or the Articles shall require the approval of a Majority of the Members unless this Agreement or the Articles expressly provides that such act or transaction requires the approval of some other proportion of the members, such as all members.

4. Percentage Interests and Voting. Each member has the percentage interest set forth on Exhibit A opposite the name of the member. Each member shall have that number of votes equal to the product of the member’s percentage interest multiplied by 1,000. The members may vote at a meeting of the members or may take action by written consent signed by all of the members. Any Written consent and minutes of any meetings of the members shall be maintained in the Company’s records. Any transferee of a member not admitted as a substitute member in accordance with this Agreement will not have voting rights, and in any such circumstance all voting rights of the members will be held by the remaining members.

5. Managing Member. The current Managing Member is named in the Articles and is HILTON ILLINOIS HOLDINGS, LLC. Subject to obtaining the approval of the members for any matter that under the express provisions of the Articles or this Agreement requires the approval of the members, the Managing Member shall have all necessary power and authority to act on behalf of the Company with respect to all matters, including all necessary power and authority to execute agreements and otherwise make commitments on behalf of the Company and to cause the expenditure of funds of the Company. The Managing Member may at any time resign by notice to all of the members or be removed by a vote of a Majority of the Members. A successor Managing Member may be elected from time to time from among the members by a Majority of the Members.

6. Matters Requiring Member Approval. In addition to any other matter that this Agreement provides requires the consent of all of the members, (i) the amendment of this Agreement or the Articles, (ii) the compromise of any contribution obligation approved by all of the members and (iii) the issuance of a new interest by the Company and admission of the recipient of such interest as an additional member shall each require the approval of all members. The approval of a Majority of the Members shall be required for each of the following:

(a) any dissolution of the Company by agreement of the members;

(b) the sale, lease, exchange, mortgage, pledge or other transfer of all or substantially all of the Company’s property;

(c) any merger or conversion involving the Company;

(d) the incurrence of indebtedness by the Company (other than trade credit incurred in the ordinary course of business, which shall be within the authority of the Managing Member);

(e) any transaction involving any actual or potential conflict of interest between a member and the Company; and

(f) any other matter specified in the Articles, this Agreement or the Act as requiring member approval if the Articles or this Agreement do not specify another percentage in interest of the members required for approval.

7. Limited Liability; Indemnification. The liability of the members shall be limited to the fullest extent permitted by law, and a member is not personally liable for a debt, obligation or liability of the Company solely by reason of being or acting as a member. The Managing Member is an agent of the Company and as such shall be entitled to indemnification pursuant to the Articles.

8. Capital Contributions; Capital Accounts. No member will be obligated to make any capital contribution to the Company except for any capital contribution agreed upon by all members. Each member will be obligated to contribute the member’s proportionate share (based on percentage interests) of any contribution approved by all of the members. If any member fails to contribute the amount agreed upon to be contributed by each member, in addition to the right of the Company to pursue all remedies available at law or in equity against the defaulting member, any member making such member’s contribution pursuant to such agreement may either withdraw the amount then contributed or elect to treat the same as a loan to the Company bearing interest at the prime rate as reported in The Wall Street Journal on the date contributed to the Company plus 5%. Any such loan shall be repaid by the Company before the Company makes any distributions to the members. No member may otherwise withdraw any capital contribution without the unanimous consent of the members. No member shall have personal liability for the repayment of any capital contribution of any other member. The Company’s accountant shall maintain a separate capital account for each member. No member shall be entitled to any interest on the balance in the member’s capital account.

9. Allocation of Profits and Losses. Profits and losses shall be allocated to the members in accordance with their percentage interests, subject to any requirements to the contrary under the Treasury Regulations under Section 704 of the Internal Revenue Code of 1986, as amended.

10. Distributions. The Company may from time to time, at the direction of either the Managing Member or a Majority of the Members, make distributions to the members in accordance with their percentage interests; provided that the Company shall first repay any loan to the Company arising as provided in Section 8. Any distribution to the members shall be in such amount as either the Managing Member or a Majority of the Members may approve. Notwithstanding the foregoing, however, the Company shall not make any distribution in excess of the amount the Company is permitted to distribute under the Act. The Company is authorized to withhold from distributions, or with respect to allocations, and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to any federal, state or local law and shall allocate such amounts, and treat any such amounts as distributed, to the member or members with respect to which such amount was withheld. In the case of any such withholding with respect to one or more but not all members, the Company shall make proportionate compensating distributions to the other member or members. Upon dissolution of the Company, distributions shall be made in accordance with the members’ capital account balances properly maintained by the Company’s accountant after all allocations have been made in accordance with Section 9.

11. Limitations on Transfer.

(a) Except as expressly permitted under this Agreement, no member may sell, assign, pledge, hypothecate or otherwise transfer or encumber, directly or indirectly, any or all of the member’s interest or enter into any agreement pursuant to which any person may acquire all or a portion of the member’s interest in the Company. Any attempted transfer in contravention of this Agreement shall be void and ineffective.

(b) The members will not unreasonably withhold their approval of any proposed transfer by any member of all of such member’s interest in the Company to any parent company, wholly-owned subsidiary, or other related company.

(c) The Company need not recognize any transferee of an interest in the Company until the transferee has signed and delivered a document agreeing to be bound by all the terms of this Agreement. A transferee of an interest in the Company shall be an assignee only and not a member, shall not be entitled to vote on Company matters or to inspect the records of the Company, and shall not have any rights of a member other than the right to share in allocations of profits and losses and in distributions. A Majority of the Members (excluding the transferring member) may in a writing executed by such members and the transferee admit the transferee as a substitute member with all of the rights of a member, including voting and inspections rights, but may withhold their consent and agreement to any such admission in their sole, absolute and arbitrary discretion.

12. Amendments. This Agreement may be amended only by a writing signed by all of the members.

13. Not for Benefit of Creditors. The provisions of this Agreement are for the regulation of the members and the Company, are not intended for the benefit of non-member creditors and do not grant any rights to non-member creditors.

14. Withdrawal. No member has the right or power to withdraw voluntarily from the Company. Any purported withdrawal shall be ineffective, shall be a breach of this Agreement that shall cause the member purporting to withdraw to become an assignee only without the voting or inspection rights of a member and shall not entitle the member purporting to withdraw to any distribution from the Company.

15. Waiver of Partition. No member, or any legal representative, successor, or assignee of any member, shall have the right to partition the assets or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the assets or any part thereof or interest therein.

IN WITNESS WHEREOF, the sole member has executed this Operating Agreement of BALLY’S GRAND PROPERTY SUB I, LLC as of August     , 2014.

MEMBER:

HILTON ILLINOIS HOLDINGS, LLC a Delaware limited liability company.

/s/ W. Steven Standefer
W. Steven Standefer, Senior Vice President

Exhibit A

Member	Percentage Interest	Number of Votes
HILTON ILLINOIS HOLDINGS, LLC	100%	1,000